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                                                                   EXHIBIT 15(b)

October 22, 2001



Denbury Resources Inc.
5100 Tennyson Parkway
Suite 3000
Dallas, TX  77002

Gentlemen:

We are aware that Denbury Resources Inc. has incorporated by reference in its Registration Statement on Form S-4, covering the sale of 9% Series B Senior Subordinated Notes Due 2008, its Form 8-K/A dated July 24, 2001, which includes our report dated June 22, 2001, covering the unaudited interim financial information for Matrix Oil & Gas, Inc. for the quarter ended March 31, 2001, contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP